SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

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Huron Consulting Group Inc.

(Name of Registrant as Specified in its Charter)

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550 West Van Buren Street

Chicago, IL 60607

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 7, 2008

The Annual Meeting of Stockholders of Huron Consulting Group Inc. (the “Company”) will be held at the Company’s offices located at Six Concourse Parkway, Suite 2050, Atlanta, Georgia 30328 on May 7, 2008, at 11:00 a.m., Eastern Daylight Savings Time, for the following purposes:

1) To elect two directors to the board of directors;

2) To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s auditor for the fiscal year ending December 31, 2008; and

3) To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Only stockholders of record at the close of business on March 10, 2008 will be entitled to notice of and to vote at the meeting.

Stockholders, whether or not they expect to be present at the meeting, are requested to sign and date the enclosed proxy, which is solicited on behalf of the board of directors, and return it promptly in the envelope enclosed for that purpose. Any person giving a proxy has the power to revoke it at any time prior to the meeting, and stockholders who are present at the meeting may withdraw their proxies and vote in person.

Important Notice Regarding the Availability of

Proxy Materials for the Stockholder Meeting to be

Held on May 7, 2008.

The Proxy Statement and Annual Report to Stockholders are

available at www.edocumentview.com/HURN

By Order of the Board of Directors

Natalia Delgado, Corporate Secretary

Chicago, Illinois

March 24, 2008

PROXY STATEMENT

for

ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies to be voted at the 2008 Annual Meeting of Stockholders of Huron Consulting Group Inc. (the “Company,” “Huron,” “we” or “us”). The 2008 Annual Meeting of Stockholders (the “Annual Meeting”) will be held on Wednesday, May 7, 2008 at 11:00 a.m., Eastern Daylight Savings Time, at the Company’s offices located at Six Concourse Parkway, Suite 2050, Atlanta, Georgia 30328. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about March 24, 2008.

GENERAL INFORMATION ABOUT THE MEETING

Quorum and Voting Requirements

The Company has one class of common stock. Each share of common stock is entitled to one vote on each matter to be voted upon at the Annual Meeting. Stockholders do not have the right to cumulate votes in the election of directors. Only stockholders of record at the close of business on March 10, 2008 (the “Record Date”) will be entitled to vote at the Annual Meeting. As of the Record Date, there were 18,782,480 shares of common stock issued and outstanding.

The accompanying proxy is solicited from the holders of record of the common stock on behalf of the board of directors of the Company and is revocable at any time by giving written notice of revocation to the Secretary of the Company prior to the Annual Meeting or by executing and delivering a later-dated proxy by mail prior to the Annual Meeting. Furthermore, the stockholders who are present at the Annual Meeting may revoke their proxies and vote in person.

If your shares are held in a bank or brokerage account, you will receive proxy materials from your bank or broker, which will include a voting instruction form. If you would like to attend the Annual Meeting and vote these shares in person, you must obtain a proxy from your bank or broker. You must request this form from your bank or broker, they will not automatically supply one to you.

All shares of the Company’s common stock represented by properly executed and unrevoked proxies will be voted by the proxies in accordance with the directions given therein. Where no instructions are indicated, properly executed proxies will be voted “FOR” the proposals set forth in this Proxy Statement for consideration at the Annual Meeting. The directors expect shares of common stock held by executive officers and directors of the Company will be voted “FOR” such proposals.

A quorum consisting of at least one-third of shares of common stock issued and outstanding must be present at the meeting for any business to be conducted. Shares of common stock entitled to vote and represented by properly executed, returned and unrevoked proxies, including shares with respect to which votes are withheld, abstentions are cast or there are broker non-votes, will be considered present at the meeting for purposes of determining a quorum.

PROPOSAL 1

ELECTION OF DIRECTORS

Board of Directors

The Company’s third amended and restated certificate of incorporation divides the Company’s board of directors into three classes, with each class being elected to a three-year term.

The board of directors has nominated H. Eugene Lockhart and George E. Massaro as Class I Directors to be voted upon at the 2008 Annual Meeting. DuBose Ausley and John S. Moody are Class II Directors serving terms ending at the 2009 Annual Meeting. James D. Edwards, Gary E. Holdren and John McCartney are Class III Directors serving terms ending at the 2010 Annual Meeting.

This Proxy Statement relates only to the solicitation of proxies from the stockholders with respect to the election of two Class I Directors to be elected by them and the other matters described herein. The board of directors knows of no reason that Mr. Lockhart or Mr. Massaro might be unavailable to serve as the Class I Directors, and each has expressed an intention to serve, if elected. If either of Mr. Lockhart or Mr. Massaro is unable to serve, the shares represented by all valid proxies will be voted “FOR” the election of such substitute nominee as the board of directors may recommend. There are no arrangements or understandings between any of the persons nominated to be a Class I Director and any other person pursuant to which any of such nominees was selected.

The election of a director requires the affirmative vote of a plurality of the shares of common stock present in person or represented by proxy at the meeting that are voted, provided that a quorum of at least one-third of the outstanding shares of common stock entitled to vote is represented at the meeting. Shares of common stock held by stockholders electing to abstain from voting and “broker non-votes” will be counted toward the presence of a quorum but will not be considered present and voting. Therefore, abstentions and “broker non-votes” will have no impact on the election of directors. Properly executed proxies submitted pursuant to this solicitation will be voted “FOR” the election of Mr. Lockhart and Mr. Massaro as Class I Directors, unless specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF MR. LOCKHART AND MR. MASSARO AS CLASS I DIRECTORS.

The tables below set forth certain information regarding the directors of the Company.

Nominees to Board of Directors

Name	Age	Principal Occupation	Director Since	Class and Year in Which Term Expires
H. Eugene Lockhart	58	Partner and Chairman, Financial Institutions, Diamond Castle Holdings LLC	2006	Class I 2008

George E. Massaro	60	Vice Chairman of the Board	2004	Class I 2008

H. Eugene Lockhart was elected to Huron’s board of directors on December 5, 2006. Since 2005, Mr. Lockhart has served as a partner and chairman, Financial Institutions, of Diamond Castle Holdings LLC in New York, a private equity investment firm. Mr. Lockhart is also a director of IMS Health Incorporated, a global provider of information solutions to the pharmaceutical and healthcare industries; Radio Shack Corporation, a retail seller of consumer electronic goods and services; and Asset Acceptance Capital Corp., a purchaser of accounts receivable portfolios from consumer credit originators. Since 2002, Mr. Lockhart has been a venture partner at Oak Investment Partners, a multibillion dollar venture capital firm. Prior to that, from 2000 to 2002, he served as chairman and chief executive officer of New Power Holdings, a retail provider of energy to homes and small businesses throughout the United States. From 1999 to 2000, Mr. Lockhart was president of Consumer Services for AT&T. His prior positions include President of Global Retail Bank and Bank of America, as well as President and Chief Executive Officer of MasterCard International. Mr. Lockhart received an MBA from The Darden School at the University of Virginia.

George E. Massaro has served as a director since May 2004 and Vice Chairman since March 2005. Effective January 1, 2006, Mr. Massaro ceased to be an executive officer of the Company, retaining his role as Vice Chairman, and dedicating his efforts to critical strategic initiatives for us, including major client assignments. He served as our Chief Operating Officer and as Chief Operating Officer of Huron Consulting Services LLC from June 2003 until March 2005. Mr. Massaro joined Huron Consulting Services LLC in August 2002 as a Managing Director and subsequently became the leader of our disputes and investigations and valuation services practices. Previously, he served as the managing partner of Arthur Andersen LLP’s 1,200-person New England practice from 1998 to 2002 and managing partner of the Boston office from 1995 to 1998. Mr. Massaro has served clients in the financial services and high-technology industries. Mr. Massaro serves as a director of Charles River Laboratories, a provider of research products and preclinical services for the biomedical community, and of Eastern Bank Corporation, an independent mutual bank holding company in New England. Mr. Massaro received an MBA from Babson College. He is a certified public accountant.

Directors Not Standing for Election

Name	Age	Principal Occupation	Director Since	Class and Year in Which Term Expires
DuBose Ausley	70	Attorney, Ausley & McMullen	2004	Class II 2009

John S. Moody	59	President, ProTerra Realty	2005	Class II 2009

James D. Edwards	64	Retired, Managing Partner—Global Markets at Arthur Andersen LLP	2004	Class III 2010

Gary E. Holdren	57	Chairman, Chief Executive Officer and President of Huron Consulting Group Inc. and Huron Consulting Services LLC, our principal operating subsidiary	2004	Class III 2010

John McCartney	55	Chairman, Westcon Group, Inc. and A.M. Castle Corporation	2004	Class III 2010

DuBose Ausley was appointed to our board of directors on October 12, 2004. He is an employee of Ausley & McMullen, a law firm in Tallahassee, Florida, where he was chairman for more than 25 years prior to June 2002. Mr. Ausley is a director of Capital City Bank Group, Inc., a financial services holding company, Tampa Electric Co., Inc., a public utility operating in the State of Florida, and its parent, TECO Energy, Inc., and Blue Cross and Blue Shield of Florida, Inc. He was also chairman of the Capital City Bank Group, Inc. from 1982 to 2003. Mr. Ausley received a J.D. from the University of Florida School of Law.

John S. Moody was appointed to our board of directors on November 8, 2005. He is president of ProTerra Realty, a startup fund manager investing in real estate in Houston, Texas. He joined the board of directors of Potlatch Corp. in September 2005. From 2001 to 2005, he served on the boards of directors of three publicly held REITs: Keystone Property Trust, CRIIMI MAE, Inc. and Equity Office Properties Trust. From 2004 until October 2005, Mr. Moody served as president and chief executive officer of HRO Asset Management, LLC, a real estate advisory business. From 2001 to 2004, Mr. Moody served as president of Marsh & McLennan Real Estate Advisors, Inc., a business that directed the execution of real estate projects and transactions for Marsh & McLennan. From 1995 to 2000, Mr. Moody was president and chief executive officer of Cornerstone Properties, Inc., an REIT that acquired, developed and operated large-scale Class A office buildings in major markets throughout the United States and that merged into Equity Office Properties Trust. Mr. Moody received a J.D. from The University of Texas School of Law.

James D. Edwards was appointed to our board of directors on October 12, 2004. Mr. Edwards retired in 2002 as managing partner—global markets of Arthur Andersen LLP, a position he had held since 1998. Mr. Edwards began his career with Arthur Andersen LLP in 1964 and served in several positions after that time. Mr. Edwards is also a director of Cousins Properties, a publicly held REIT, IMS Health Incorporated, a global provider of information solutions to the pharmaceutical and healthcare industries, Transcend Services, Inc., a provider of medical transcription services to the healthcare industry, and Crawford & Company, a global provider of claims management solutions. Mr. Edwards is a member of the American Institute of Certified Public Accountants.

Gary E. Holdren has served as our Chief Executive Officer and President and as a director since May 2004; as Chief Executive Officer of Huron Consulting Services LLC, our principal operating subsidiary, since June 2003; and President of Huron Consulting Services LLC since we commenced operations in May 2002. He was elected chairman of the board of directors on November 3, 2004. Previously, he was a partner and the Midwest director of global client services of Arthur Andersen LLP, where he also served on the U.S. management committee from 1991 to 1998 and the executive council of Andersen Worldwide from 1994 to 1998. Mr. Holdren has more than 30 years of experience consulting with corporations and legal counsel on complex financial and business matters, as well as broad experience serving as an expert witness. He has extensive consulting experience in international tax, antitrust and corporate civil damages and has testified as an accounting and industry expert in federal tax court and federal district courts. Mr. Holdren is a member of the boards of directors of Children’s Memorial Hospital, the Association of Management Consulting Firms and the Economic Club of Chicago. He also serves on the executive committee and board of trustees of The Joffrey Ballet of Chicago, as well as on the boards of trustees of the Lyric Opera of Chicago and the Peggy Notebaert Nature Museum. Mr. Holdren is a member of the Business Advisory Council of the Richard T. Farmer School of Business, Miami University. Mr. Holdren is a certified public accountant.

John McCartney was appointed to our board of directors on October 12, 2004. Since January 2001, he has served as chairman of the board of directors of Westcon Group, Inc., a specialty distributor of networking and communications equipment, on whose board he has served since August 1998. He was elected chairman of the board of directors of A.M. Castle Corporation, a steel distributor, on January 25, 2007 and has served on that board since 1998. In July 2005, Mr. McCartney was elected to the board of Federal Signal Corporation. On July 16, 2007, Mr. McCartney was appointed a non-executive director of Datatec Limited, a networking technology and services company. He had previously served as vice chairman of the board of directors of Datatec from October 1998 until May 2004. From December 2003 until January 2007, he served as chairman of the board of First Circle Medical, Inc., a privately held medical therapy company. From June 1997 to March 1998, he held the position of president of 3Com Corporation’s Client Access Unit. He joined the executive management team of US Robotics in March 1984 as vice president and chief financial officer and served in various executive capacities until serving as president and chief operating officer of US Robotics from January 1996 until its merger with 3Com Corporation in June 1997. Mr. McCartney received an MBA from The Wharton School of the University of Pennsylvania.

Executive Officers

The Company’s executive officers are as follows:

Name	Age	Position
Gary E. Holdren	57	Chairman of the Board, Chief Executive Officer and President
Daniel P. Broadhurst	49	Chief Operating Officer and Assistant Secretary
Gary L. Burge	54	Vice President, Chief Financial Officer and Treasurer
Mary M. Sawall	52	Vice President, Human Resources
Natalia Delgado	54	Vice President, General Counsel and Corporate Secretary

Gary E. Holdren’s biographical information is provided above under the caption “Directors Not Standing for Election.”

Daniel P. Broadhurst was named Huron’s Chief Operating Officer in May 2007. He had served as our Vice President, Operations and Business Strategy since January 1, 2007 and as Vice President of Operations from March 2005 to December 2006. Mr. Broadhurst served as our Vice President, Quality and Corporate Development from May 2004 to March 2005 and as Assistant Secretary since May 2004. He has served as Vice President and Assistant Secretary of Huron Consulting Services LLC since January 2004 and as a Managing Director of Huron Consulting Services LLC since May 2002. Mr. Broadhurst assists with the day-to-day operations and works closely with the Vice Presidents of Huron’s various practices and geographic segments regarding practice performance, resource planning and all other aspects of business planning. He also continues to serve selected clients and oversees our quality assurance and risk management group. His expertise covers large and complex accounting and litigation matters related to international and domestic tax law, regulatory issues, breach of contract, purchase price disputes, intellectual property, fraud, tort, environmental and other claims against government agencies. Previously, Mr. Broadhurst served as managing partner of Arthur Andersen LLP’s 450-person central region economic and financial consulting group from 1998 through 2002 and managing partner for the central region litigation consulting group from 1996 through 1997. Mr. Broadhurst serves as treasurer and is a board member of the Illinois Equal Justice Foundation. He is a certified public accountant.

Gary L. Burge has served as our Vice President, Chief Financial Officer and Treasurer since May 2004 and as Vice President, Chief Financial Officer and Treasurer of Huron Consulting Services LLC since November 2002. Prior to joining us, he served as the chief financial officer for PrimeCo Wireless Communications from 2001 to 2002. From 1999 to 2001, Mr. Burge served as chief financial officer for Morningstar, Inc., a globally recognized provider of investment information and services to the individual and institutional marketplace. During his career, he has also held various senior management and leadership roles with 360° Communications Company, a wireless communications company; Sprint Corporation, a global communications company; and Centel Corporation, a telecommunications company, where he held positions in finance, information technology, engineering and mergers and acquisitions. Mr. Burge began his career in professional services with Deloitte & Touche LLP. He is a member of the Department of Accountancy Advisory Board of Northern Illinois University. Mr. Burge is a certified public accountant.

Mary M. Sawall has served as our Vice President, Human Resources since May 2004, as Vice President, Human Resources of Huron Consulting Services LLC since January 2004, and as Managing Director and head of Human Resources of Huron Consulting Services LLC since May 2002, when we commenced operations. Previously, she was executive vice president of human resources at Encore Development, a technology solutions provider, from 2000 to 2002 and at marchFIRST Inc., a global business and technology solutions provider, from 1998 to 2000. She has also served as director of human resources for the Illinois practice of Deloitte & Touche LLP and has held financial and administrative management positions at Booz Allen Hamilton, a global strategy and technology consulting firm, and Cambridge Associates, a provider of investment and financial research and consulting services to nonprofit institutions.

Natalia Delgado has served as our General Counsel and Corporate Secretary since September 2004. She was appointed Vice President on March 1, 2006. From January 1999 to September 2004, she was a principal at the law firm of Goldberg, Kohn, Bell, Black, Rosenbloom & Moritz, Ltd. Prior to that, Ms. Delgado was a partner at the law firm of Jenner & Block. During her career in private practice, Ms. Delgado represented clients in securities and corporate matters, including public offerings, mergers and acquisitions and corporate restructurings. Her practice has also involved advising clients regarding compliance with securities laws and corporate governance. She is admitted to practice law in the states of Illinois and New York. Ms. Delgado is a member of the boards of directors of the National Women’s Law Center, Appleseed and Midtown Educational Foundation.

Director Independence

Our Corporate Governance Guidelines require that the board of directors make an annual determination regarding the independence of each of our directors. The board of directors has determined that Messrs. Ausley, Edwards, Lockhart, McCartney and Moody are “independent” as defined in the applicable listing standards of The NASDAQ Stock Market, Inc. (“NASDAQ”). In making its determination, the board of directors considered the standards of independence set forth in the NASDAQ Corporate Governance Listing Standards and all relevant facts and circumstances to ascertain whether there was any relationship between a director and the Company that, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of the director, or any material relationship with the Company (either directly, or as a partner, stockholder or officer of an organization that has a relationship with the Company). The board of directors also considered the employment by the Company of an immediate family member of Mr. Moody for compensation commensurate with his peers. The board of directors concluded that the relationship identified above complies with NASDAQ independence standards, is immaterial and does not impair the independence of Mr. Moody. Moreover, the relationship is not significant enough to require disclosure pursuant to Item 404 of Regulation S-K under the caption “EXECUTIVE COMPENSATION—Certain Relationships and Related Transactions.”

Board Meetings and Committees

The board of directors conducts its business through meetings of the full board, actions taken by written consent in lieu of meetings and by the actions of its committees. During 2007, the board of directors held six meetings.

During 2007, all directors attended at least 95% of the meetings of the board of directors and committees on which they served. Although the Company does not have a formal policy regarding director attendance at our Annual Meeting of Stockholders, we encourage directors to attend. All directors, except George E. Massaro, who had a prior commitment, attended the 2007 Annual Meeting of Stockholders.

The board of directors created the position of lead director, which rotates among the independent directors on a quarterly basis. The lead director’s duties are to chair the executive sessions of the board of directors and to approve the agenda for each board meeting. During 2007, Messrs. Ausley, Edwards, Lockhart and Moody each served as lead director.

The board of directors operates in part through its three committees: Audit, Compensation, and Nominating and Corporate Governance. All committee members are “independent” as defined in the applicable listing standards of NASDAQ, “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the “1934 Act”) and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code.

Audit Committee. The Audit Committee responsibilities include overseeing our accounting and financial reporting processes, overseeing the audits of our financial statements and internal control over financial reporting, and retaining and discharging our auditors. The Audit Committee met seven times in 2007. The members of the Audit Committee are Messrs. McCartney (Chairman), Edwards and Ausley. The board of directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. The board of directors has also determined that each of Messrs. McCartney and Edwards is an “audit committee financial expert,” as defined by the applicable securities regulations.

The Report of the Audit Committee for the fiscal year ended December 31, 2007 appears below under the caption “PROPOSAL 2—RATIFICATION OF APPOINTMENT OF AUDITOR—Report of the Audit Committee.”

The Audit Committee charter is available on the Company’s web site at www.huronconsultinggroup.com.

Compensation Committee. The Compensation Committee responsibilities include overseeing our compensation and benefit plans, including all compensation arrangements for executive officers and directors. The Compensation Committee met four times in 2007. The members of the Compensation Committee are Messrs. Moody (Chairman), Ausley, Lockhart and McCartney.

Management assists the Compensation Committee in the performance of its duties. Each year, the Chief Executive Officer (the “CEO”) reviews the performance and compensation of each of the executive officers and makes recommendations to the Compensation Committee with respect to base pay, annual cash incentives and long-term equity incentives. The Compensation Committee may exercise its discretion in modifying any recommended awards to executive officers. In 2007, the CEO participated in all of the Committee’s general meetings, in all of the telephonic meetings and in all of the executive sessions, except for those in which the Compensation Committee considered the CEO’s performance, compensation and incentives.

The Report of the Compensation Committee on Executive Compensation appears below under the caption “EXECUTIVE COMPENSATION—Compensation Committee Report.”

The Compensation Committee charter is available on the Company’s web site at www.huronconsultinggroup.com.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s responsibilities include identifying and recommending to the board of directors appropriate director nominee candidates and providing oversight with respect to corporate governance matters. The Nominating and Corporate Governance Committee met twice in 2007. The members of the Nominating and Corporate Governance Committee are Messrs. Edwards (Chairman), Ausley, Lockhart and Moody.

The Nominating and Corporate Governance Committee charter is available on the Company’s web site at www.huronconsultinggroup.com.

Directors may be nominated by the board of directors or by stockholders in accordance with the Bylaws of the Company. The Nominating and Corporate Governance Committee will review all candidates for nomination to the board of directors, including those proposed by stockholders as provided below. The Nominating and Corporate Governance Committee will review the person’s judgment, experience, independence, understanding of the Company’s business or other related industries, and such other factors as the Nominating and Corporate Governance Committee determines are relevant in light of the needs of the board of directors and the Company. The board of directors believes that its nominees should reflect over time a diversity of experience, gender, race, ethnicity and age. The Nominating and Corporate Governance Committee will select qualified candidates and review its recommendations with the board of directors, which will decide whether to invite the candidate to be a nominee for election to the board of directors.

If the Nominating and Corporate Governance Committee receives a nominee recommendation from a stockholder or group of stockholders that has beneficially owned more than 5% of the Company’s voting common stock for at least one year as of the date of the recommendation, the name of the candidate, the name(s) of the stockholder(s) who recommended the candidate, and whether the Nominating and Corporate Governance Committee chose to nominate the candidate will be disclosed in the proxy statement, if the consent of both the stockholder and the candidate has been received.

For a stockholder to submit a candidate for consideration by the Nominating and Corporate Governance Committee, a stockholder must notify the Company’s Corporate Secretary. In addition, the Company’s Bylaws permit stockholders to nominate directors at a stockholders’ meeting. To make a director nomination at the Annual Meeting, a stockholder must notify the Company’s Corporate Secretary within the time periods specified under “Submission of Stockholder Proposals” below in the Proxy Statement. Notices should be sent to: Corporate Secretary, Huron Consulting Group, 550 West Van Buren Street, 17th Floor, Chicago, Illinois 60607, or corporatesecretary@huronconsultinggroup.com. In either case, the notice must meet all of the requirements contained in the Bylaws.

The notice must set forth:

•	the name, age, business address and residence address of the proposed nominee;

•	the principal occupation or employment of the proposed nominee;

•	the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by the person;

•

any other information relating to the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

•	any other information the stockholder believes is relevant concerning the proposed nominee;

•	a written consent of the proposed nominee(s) to being named as a nominee and to serve as a director if elected;

•	the name and record address of the stockholder who is submitting the notice;

•	the class or series and number of shares of voting stock of the Company that are owned of record or beneficially by the stockholder who is submitting the notice;

•

a description of all arrangements or understanding between the stockholder who is submitting the notice and any other person (naming such person) pursuant to which the nomination is being made by the stockholder who is submitting the notice;

•

if the stockholder who is submitting the notice intends to nominate the proposed nominee at the annual meeting of stockholders, a representation that the stockholder is a holder of record of Company stock entitled to vote at the meeting and intends to appear in person or by proxy at the annual meeting to nominate the proposed nominee named in the notice; and

•

any other information relating to the stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Stockholder Communications Policy

The Company’s board of directors has established a process for stockholders to send communications to the board of directors. Stockholders may communicate with any member of the board of directors, including the chairperson of any committee, an entire committee or the independent directors or all directors as a group, by sending written communications to:

Corporate Secretary

Huron Consulting Group Inc.

550 West Van Buren Street

Suite 1700

Chicago, Illinois 60607

E-mail messages should be sent to corporatesecretary@huronconsultinggroup.com.

A stockholder must include his or her name and address in any such written or e-mail communication. The communication must indicate that the sender is a Company stockholder.

Each communication intended for the board of directors and received by the Corporate Secretary that is related to the operation of the Company and is not otherwise commercial in nature will be forwarded to the specified party following its clearance through normal security procedures. If the communication is mailed as personal, it will not be opened, but rather will be forwarded unopened to the intended recipient.

Compensation of Directors

During 2007, we paid each of our non-employee directors $40,000 and $1,000 for each meeting of the board of directors or any committee of the board that he attended. Beginning in 2008, we will pay each of our non-employee directors $50,000 per year and $1,000 for each meeting of the board of directors or any committee of the board that he attends. We also pay an annual fee of $10,000 to the Chairperson of the Audit Committee and $7,500 to the Chairpersons of each of the Compensation Committee and Nominating and Corporate Governance Committee for chairing the committees. All of our directors are reimbursed for out-of-pocket expenses for attending board and committee meetings. In 2005 and 2006, each new non-employee director received a restricted stock award of 15,000 shares. On December 4, 2007, the board of directors, upon the recommendation of the Compensation Committee, elected to change the initial grant to new directors to a number of shares of restricted stock equal to approximately $400,000, based on the closing stock price on the date immediately preceding the grant date, which vest ratably over the following 12 calendar quarters.

In addition, each non-employee director receives an annual grant of shares on the date of the Company’s annual meeting. On May 8, 2007, each non-employee director received 2,223 shares, which vest ratably over the following 12 calendar quarters. Each share grant was equivalent to approximately $150,000, based on the closing stock price on May 7, 2007. On December 4, 2007, the board of directors, upon the recommendation of the Compensation Committee, elected to increase each year the number of shares in the annual grant to directors by a number of shares of restricted stock approximately equal to $10,000, based on the closing stock price on the date immediately preceding each year’s annual meeting. In 2008, on the date of the Company’s annual meeting, each non-employee director will be issued a number of shares approximately equal to $160,000, based on the closing stock price on the date immediately preceding the annual meeting. Although eligible to do so, no director has elected to participate in our deferred compensation plan, which is described on page 23.

Director Compensation Table

The following table summarizes the fees paid and share-based compensation earned by each of the non-employee directors in 2007. Directors who are also officers or employees of the Company receive no compensation for duties performed as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
DuBose Ausley (3)	63,000	198,406	676	262,082
James D. Edwards (4)	66,500	198,406	906	265,812
H. Eugene Lockhart (5)	52,000	245,840	860	298,700
John McCartney (6)	71,000	198,406	768	270,174
John S. Moody (7)	63,500	221,135	676	285,311

(1)	This column represents the dollar amount of share-based compensation expense recognized in 2007 in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) (“FAS 123R”). These awards were valued at the market value of the underlying stock on the date of grant in accordance with FAS 123R. The grant date fair value computed in accordance with FAS 123R of the total of 10,750 restricted shares granted in 2005 to Messrs. Ausley, Edwards and McCartney was $289,713; the grant date fair value computed in accordance with FAS 123R of the 15,000 restricted shares granted in 2005 to Mr. Moody was $357,900; the grant date fair value computed in accordance with FAS 123R of the 5,700 restricted shares granted in 2006 to Messrs. Ausley, Edwards, McCartney and Moody was $205,485; the grant date fair value computed in accordance with FAS 123R of the 15,000 restricted shares granted in 2006 to Mr. Lockhart was $637,500. The grant date fair value computed in accordance with FAS 123R of the 2,223 restricted shares granted in 2007 to Messrs. Ausley, Edwards, Lockhart, McCartney and Moody was $150,030. Grant date fair value computed in accordance with FAS 123R was determined using the closing price of the Company’s common stock on the day prior to the grant date.

(2)	This column represents the amount of a tax gross-up payment made to each independent director for a gift each received from Huron in 2007.

(3)	At December 31, 2007, Mr. Ausley held 8,289 shares of restricted common stock and options to purchase 10,000 shares of our common stock. All of the outstanding options held by Mr. Ausley have vested.

(4)	At December 31, 2007, Mr. Edwards held 8,289 shares of restricted common stock and options to purchase 12,903 shares of our common stock. All of the outstanding options held by Mr. Edwards have vested.

(5)	At December 31, 2007, Mr. Lockhart held 11,853 shares of restricted common stock.

(6)	At December 31, 2007, Mr. McCartney held 8,289 shares of restricted common stock and options to purchase 12,903 shares of our common stock. All of the outstanding options held by Mr. McCartney have vested.

(7)	At December 31, 2007, Mr. Moody held 9,704 shares of restricted common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon our review of forms filed by directors, officers and certain beneficial owners of our common stock (the “Section 16(a) Reporting Persons”) pursuant to Section 16 of the 1934 Act, we have not identified any late filings in 2007.

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of the Record Date, certain information regarding the beneficial ownership of our common stock by:

•	each person known by us to beneficially own 5% or more of our common stock;

•	each of our named executive officers;

•	each member of our board of directors; and

•	all directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the Securities and Exchange Commission (the “SEC”) and generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security and includes options that are currently exercisable or exercisable within 60 days. Each director, officer or 5% or more stockholder, as the case may be, has furnished us with information with respect to beneficial ownership. Except as otherwise indicated, beneficial owners of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply.

	Beneficial Ownership
Name of beneficial owner (1)	Shares	%
Next Century Growth Investors, LLC (2)	1,039,594	5.5
Rainier Investment Management, Inc. (3)	1,034,772	5.5
Gary E. Holdren (4)	1,180,047	6.3
Daniel P. Broadhurst (5)	131,122	*
Gary L. Burge (6)	128,479	*
Mary M. Sawall (7)	48,220	*
Natalia Delgado (8)	36,129	*
James D. Edwards (9)	32,181	*
George E. Massaro (10)	29,206	*
John McCartney (11)	27,835	*
DuBose Ausley (12)	25,472	*
John S. Moody (13)	20,923	*
H. Eugene Lockhart (14)	15,184	*
All directors and executive officers as a group (11 persons) (15)	1,674,798	8.9

*	indicates less than 1% ownership.

(1)	The principal address for each of the stockholders, other than Next Century Growth Investors, LLC or Rainier Investment Management, Inc. listed below, is c/o Huron Consulting Group Inc., 550 West Van Buren Street, Chicago, Illinois 60607.

(2)	Next Century Growth Investors, LLC is a registered investment advisor. Each of Thomas L. Press, its Director, Chairman and Chief Executive Officer; Donald M. Longlet, its Director and President; and Next Century has a beneficial ownership interest in 1,039,594 shares of Huron common stock held in investment advisory accounts at Next Century Growth Investors, LLC. The principal address of Next Century Growth Investors, LLC is 5500 Wayzata Boulevard, Suite 1275, Minneapolis, Minnesota 55416. Information regarding beneficial ownership of our common stock by Next Century Growth Investors, LLC is included herein in reliance on a Schedule 13(G) filed with the SEC on February 14, 2008.

(3)	Rainier Investment Management, Inc. is a registered investment advisor with a beneficial ownership interest in 1,034,772 shares of Huron common stock held in investment advisory accounts. The principal address of Rainier Investment Management, Inc. is 601 Union Street, Suite 2801, Seattle, Washington 98101. Information regarding beneficial ownership of our common stock by Rainier Investment Management, Inc. is included herein in reliance on a Schedule 13(G) filed with the SEC on February 14, 2008.

(4)	Includes 10,870 shares issuable upon exercise of options that are exercisable currently or within 60 days of the Record Date. Also includes 206,000 shares of restricted common stock, 250,000 restricted stock units (50,000 of which vested on February 1, 2008, but have not been settled), and 606,787 shares held in trust for Mr. Holdren’s wife and children as to which he disclaims beneficial ownership. A total of 186,000 trust shares are currently pledged as collateral for a loan from UBS Bank USA.

(5)	Includes 23,368 shares issuable upon exercise of options that are exercisable currently or within 60 days of the Record Date. Also includes 64,025 shares of restricted common stock.

(6)	Includes 28,261 shares issuable upon exercise of options that are exercisable currently or within 60 days of the Record Date. Also includes 59,500 shares of restricted common stock.

(7)	Includes 1,631 shares issuable upon exercise of options that are exercisable currently or within 60 days of the Record Date. Also includes 36,675 shares of restricted common stock.

(8)	Includes 24,725 shares of restricted common stock, as well as 834 shares held in trust for Ms. Delgado’s daughters as to which she disclaims beneficial ownership.

(9)	Includes 12,903 shares issuable upon exercise of options that are exercisable currently or within 60 days of the Record Date. Also includes 6,733 shares of restricted common stock.

(10)	Includes 16,306 shares issuable upon exercise of options that are exercisable currently or within 60 days of the Record Date. Also includes 4,900 shares of restricted common stock.

(11)	Includes 12,903 shares issuable upon exercise of options that are exercisable currently or within 60 days of the Record Date. Also includes 6,733 shares of restricted common stock, as well as 1,259 shares held by a wholly owned limited liability company of which Mr. McCartney is the sole owner.

(12)	Includes 10,000 shares issuable upon exercise of options that are exercisable currently or within 60 days of the Record Date. Also includes 6,733 shares of restricted common stock.

(13)	Includes 7,794 shares of restricted common stock.

(14)	Includes 10,418 shares of restricted common stock.

(15)	Includes an aggregate of 116,242 shares issuable upon exercise of options held by members of the group that are exercisable currently or within 60 days of the Record Date. Also includes 250,000 restricted stock units and 434,236 shares of restricted common stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Huron operates in a highly competitive and challenging environment; therefore, its compensation packages are designed to attract and retain talented executives who can execute the Company’s growth strategy. While the Company provides what it considers competitive base salaries, it also believes that a substantial portion of the compensation of each executive should consist of at-risk pay that is tied to the Company’s growth in revenues before reimbursable expenses (“net revenues”) and profitability, measured by diluted earnings per share.

Generally, the Compensation Committee does not rely on benchmarking against an industry peer group in setting compensation, although the Compensation Committee did consider peer groups when negotiating a new agreement with the CEO in late 2006 (described on page 15). The Company competes against privately held consulting firms, including the consulting practices of major accounting firms, other small boutique consulting firms and publicly traded consulting firms. The Compensation Committee does not believe that comprehensive and reliable compensation benchmarking data is available for many of its competitors. While compensation data may be available for the chief executive of a similar business, information is not available for other comparable executives or the comparable businesses do not have equivalent positions, preventing a meaningful comparison. Accordingly, the Compensation Committee has concluded that it is not currently in the interests of the Company to establish a compensation system that is based on a set of competitor peer companies. The Compensation Committee intends to review this position annually.

While the Compensation Committee has from time to time engaged outside compensation consultants, the Company’s Human Resources and Legal departments principally support the Compensation Committee’s work with data and legal analysis. In addition, in 2007, the CEO participated in all of the Compensation Committee’s general meetings, in all of the telephonic meetings and in all of the executive sessions of the Compensation Committee, except for those in which the Compensation Committee considered the CEO’s performance, compensation and incentives.

Huron Compensation Program Elements

Generally, compensation packages for Huron managing directors, including the executive officers, have three components: base salary, annual cash incentive and long-term equity incentive. Consistent with the Company’s pay for performance philosophy, a significant portion of each executive’s total compensation is at risk of forfeiture either if the established performance goals are not met or if the executive does not remain employed by the Company.

Base Salary. Base salaries are considered as part of the annual performance review process at the beginning of each year. In making base salary decisions for the executive officers, other than the CEO, the Compensation Committee primarily considers the CEO’s assessment of the scope of each executive’s responsibilities, contribution and performance, as well as the base salary of each executive officer (other than the CEO) relative to the other executive officers.

Annual Cash Incentive. The annual cash incentive to executive officers is designed to reward Company financial performance and individual contribution. At the beginning of 2007, the Compensation Committee established a target bonus pool for the annual cash incentive for all employees, including the executive officers. In order for the bonus pool to be fully funded, the Company had to exceed pre-established financial measures for net revenues and diluted earnings per share.

As a guideline for the total annual cash incentive that can be earned by an executive officer, 75% of the incentive is linked to Company performance against annual pre-established financial measures (referred to as the “team component”) and 25% is linked to individual contribution (referred to as the “individual component”). The actual amount earned may be more or less, based upon the performance of the executive, as determined in the discretion of the CEO and the Compensation Committee.

The individual component of the annual cash incentive reflects individual contributions to the Company’s success. In the case of the CEO, the Compensation Committee establishes individual goals annually, no later than 90 days following the end of the prior year. The 2007 goals for the CEO’s individual component consisted of a number of goals, principally the following: retention of top performing managing directors, successful completion and integration of accretive acquisitions, and increases in sales to significant clients. The other executive officers are expected, in each of their respective roles and areas of expertise and responsibility, to contribute to the achievement of the goals established for the CEO. The Company does not set specific individual goals for the other executive officers. The CEO assesses the contribution of each named executive officer to the achievement of the goals set for the CEO and other individual contributions to the Company’s success within each executive’s area of expertise and responsibility. The Compensation Committee, in its discretion, determines the individual component, if any, for each named executive, other than the CEO, after consultation with and based on the recommendation of the CEO.

Long-Term Equity Incentive. The long-term equity incentive is designed to focus management on increasing stockholder value and to provide a vehicle to share the benefits of the Company’s growth with those who create it. Many of Huron’s competitors are partnerships, and Huron believes its ability to offer an equity interest in the Company creates a competitive advantage when recruiting executives and managing directors, as well as providing a retention incentive.

Currently, restricted stock is granted annually to executive officers who are expected to contribute to the Company’s successful execution of its long-term goals and objectives. In determining new long-term equity incentive awards, the Compensation Committee reviews the total equity pool recommended by the CEO to reward the performance of executive officers, practice leaders and managing directors in the various practices, and the portion of the total to grant to the executive officers. To establish individual grant amounts for executive officers, the Compensation Committee considers the unvested equity holdings of each executive officer, the performance of that individual (determined as described above) and his or her anticipated future contributions to the business, as discussed by the CEO and the Compensation Committee. However, grants made prior to February 2005 were intended to provide the founding managing directors with a significant share of ownership in the Company and are not taken into consideration when making current equity awards.

Huron has not adopted a policy requiring officers and directors to hold any portion of their vested equity grants. The Compensation Committee will periodically consider whether to adopt a formal stock retention policy.

Other Compensation

Generally, perquisites are not a significant component of compensation for Huron executives. The Company provides certain benefits to all of its managing directors and executive officers. These benefits are enhanced disability and life insurance benefits and a Nonqualified Deferred Compensation Plan (the “DCP”). More information on the DCP is set forth on page 23.

Compensation of the CEO

In 2006, the Compensation Committee engaged The Delves Group to provide independent advice and expertise, as the Compensation Committee negotiated a new employment agreement with the CEO. The objective of the Compensation Committee was to secure continuity of the CEO for at least an additional five years. The Delves Group was engaged to assist the Compensation Committee in establishing a highly competitive compensation package for the CEO that would retain him at the Company for at least five years, acknowledge his outstanding leadership and the Company’s outstanding performance in the past, and create a strong incentive for him to continue to achieve exceptional performance for the term of his agreement with the Company.

The Delves Group recommended that the Compensation Committee analyze the compensation data for two peer groups it assembled in order to see how other companies compensate their chief executives in relation to their performance. One peer group consisted of publicly held consulting firms, and one was composed of other companies not in Huron’s industry group but of similar size and considered to be high-performance growth companies. The two peer groups reviewed in connection with the CEO’s contract were:

Consulting Firm Peer Group	High-Performing, High-Growth Peer Group
Resources Connection	American Dental Partners Inc.
Navigant Consulting	American Reprographics Co.
FTI Consulting	Asset Acceptance Capital Corp.
ICT Group Inc.	Barrett Business Services Inc.
Corporate Executive Board Co.	Costar Group Inc.
CRA International	CSG Systems International Inc.
Advisory Board Co.	Digitas Inc.
Diamondcluster International Inc.	Forrester Research Inc.
Exponent Inc.	Harris Interactive Inc.
GP Strategies Corp.	Heidrick & Struggles International Inc.
Kforce Inc.
Korn Ferry International
Monster Worldwide Inc.
Startek Inc.
Watson Wyatt Worldwide, Inc.
Vistaprint Limited

The Delves Group analyzed the compensation data, as well as the performance of the companies in the two peer groups. The report showed that, while Huron’s revenues in 2005 were below the median of the Consulting Firm Peer Group, Huron significantly exceeded the median of that group in terms of one-year and three-year total stockholder return and revenue growth. As compared to the High-Performing, High-Growth Peer Group, while Huron’s 2005 revenues were at the median, its one-year and three-year total stockholder return exceeded the median of that group.

Based in part on the advice of The Delves Group, the Compensation Committee negotiated a compensation package for the CEO, and the Company entered into an amended and restated senior management agreement with the CEO on January 29, 2007. The CEO’s amended and restated employment agreement is described in detail on page 18.

The Delves Group has not provided consulting services to Huron’s management and did not provide additional services to the Compensation Committee in 2007.

Compensation of Executive Officers Other Than the CEO

As described above, each year, the CEO reviews the performance of each of the executive officers and makes recommendations to the Compensation Committee with respect to base pay, annual cash incentive and long-term equity incentive, and recommends a compensation package to the Compensation Committee for each executive officer based on Company performance, each individual’s scope of responsibility and the CEO’s assessment, based on his business experience and judgment, of the individual’s contribution and the individual’s contribution relative to the other executive officers. The Compensation Committee considers these recommendations in making its decisions with regard to the executive officers.

In 2007, the primary components of compensation for executive officers consisted of base salary, an annual cash incentive targeted at 100% of base salary and long-term equity incentives. Huron does not have a formula for allocating between the cash and non-cash components or the short-term and long-term components of compensation.

In 2007, the Compensation Committee, based on the recommendation of the CEO, set base salaries as shown in the Summary Compensation Table. In setting the base salary for each named executive, the committee considered informal data provided by management regarding market norms, internal equity of CEO compensation compared to his direct reports, the increased complexity of managing the Company due to acquisition integration and its broader service offerings, as well as the overall Company’s success in increasing stockholder value in 2005 and 2006.

Target incentives for 2007 were set at 100% of base salary to establish a consistent structure for executive compensation that is, in the belief of the committee, competitive with market norms, consistent with the Company’s desire to retain a strong link between pay and performance, and sufficient to create a significant variable opportunity for each executive to incentivize strong performance. Based upon the Company’s 2007 performance, the Compensation Committee determined not to pay cash incentives to the executive officers.

In determining the size of the 2007 equity grants, the Compensation Committee considered each executive’s prior and current outstanding grants with an objective to provide wealth accumulation consistent with the performance of the Company. In addition, each executive’s grant was considered in light of the CEO and committee’s review of his or her individual past performance, potential to contribute in the future, and the amount of the grant relative to the total pool available. There is no formula used to determine annual grants.

Regulatory Limitations

Section 162(m) of the Internal Revenue Code generally limits the deductibility for federal income tax purposes of compensation in excess of $1 million to the chief executive officer or any of the next four most highly paid executive officers of a publicly held corporation. Compensation exceeding $1 million may be deducted for federal income tax purposes if compensation is paid pursuant to a performance-based, nondiscretionary plan that is approved by stockholders. Treasury regulations provide transitional rules under Section 162(m) for compensation programs sponsored by a corporation that previously was not publicly held but that becomes publicly held for these purposes. The Compensation Committee will exercise its discretion in determining whether to conform compensation plans payable to these executive officers to the deductibility requirements of Section 162(m).

2007 Summary Compensation Table

The following table summarizes the compensation earned by the CEO, the chief financial officer and each of the next three most highly compensated executive officers (the “named executive officers”) in 2006 and 2007.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	All Other Compensation($)(5)	Total ($)
Gary E. Holdren Chairman, Principal Executive Officer and President	2007 2006	1,100,000 800,000	— 775,000	4,161,593 1,215,529	72,243 74,531	51,530 186,873	5,385,366 3,051,933
Gary L. Burge Vice President, Principal Financial Officer and Treasurer	2007 2006	400,000 325,000	— 215,000	581,644 273,939	10,674 10,788	12,951 19,189	1,005,269 843,916
Daniel P. Broadhurst Chief Operating Officer and Assistant Secretary	2007 2006	600,000 491,250	— 380,000	500,469 200,915	3,776 4,119	15,322 20,575	1,119,567 1,096,859
Mary M. Sawall Vice President of Human Resources	2007 2006	325,000 275,000	— 225,000	339,793 157,615	10,919 11,376	15,270 17,608	690,982 686,599
Natalia Delgado Vice President, General Counsel and Corporate Secretary	2007	325,000	—	261,342	24,039	15,828	626,209

(1)	This column includes compensation voluntarily contributed to the DCP. Huron instituted the DCP on July 1, 2006. In 2006, Gary Holdren elected to defer $40,000 of his annual salary, and Gary Burge elected to defer $13,000 of his annual salary. In 2007, Gary Holdren elected to defer $163,125 of his annual salary, and Gary Burge elected to defer $39,688 of his annual salary.

(2)	This column includes compensation voluntarily contributed to the DCP. Gary Holdren elected to defer 20% of his 2006 bonus, or $155,000, and Gary Burge elected to defer 40% of his 2006 bonus, or $86,000.

(3)	This column represents the dollar amount of share-based compensation expense recognized in accordance with FAS 123R. These awards were valued at the market value of the underlying stock on the date of grant in accordance with FAS 123R.

(4)	This column represents the dollar amount of share-based compensation expense recognized in accordance with FAS 123R. The assumptions used to value the stock options are disclosed in note 11 to the Company’s consolidated financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 2007 and are incorporated herein by reference. Huron has not granted options since 2004.

(5)	All Other Compensation for 2007 includes a 401k match that is generally available to all employees, executive life insurance costs that are provided to all managing directors and executive officers, and earnings on contributions to the DCP. In 2007, Messrs. Holdren, Burge and Broadhurst and Mses. Delgado and Sawall received $13,500 each in 401k matching contributions, and, in 2006, Messrs. Holdren, Burge and Broadhurst and Ms. Sawall received $13,200 in 401k matching contributions. In addition, in 2007 Mr. Holdren received perquisites consisting of disability insurance (provided to all managing directors), a tax gross-up on the value of an anniversary gift received by all founding managing directors on the fifth anniversary of the Company’s inception, parking at the Company’s headquarters and a final reimbursement of legal fees related to his amended and restated senior management agreement.

2007 Grants of Plan-Based Awards

The following table summarizes the grants of equity plan awards during 2007 to each named executive officer. No non-equity incentive plan awards were made.

Name	Grant Date	Date of Board or Compensation Committee Action	All Other Stock Awards: No. of Shares of Stock or Units	Full Grant Date Fair Value of Each Award ($)(1)
Gary E. Holdren	01/29/07	01/29/07	250,000	12,617,500
	03/01/07	01/29/07	47,000	2,372,090
Gary L. Burge	03/01/07	01/29/07	25,000	1,261,750
Daniel P. Broadhurst	03/01/07	01/29/07	25,000	1,261,750
Mary M. Sawall	03/01/07	01/29/07	15,000	757,050
Natalia Delgado	03/01/07	01/29/07	10,000	504,700

(1)	The full grant date fair value of each award is based on the closing price of Huron stock of $50.47 on January 26, 2007, the last trading day prior to Compensation Committee action. With the exception of Mr. Holdren’s January 29, 2007 restricted stock unit grant, all grants are subject to a four-year, straight-line vesting schedule, with 25% vesting annually. Mr. Holdren’s January 29, 2007 restricted stock unit grant is subject to a five-year, straight-line vesting schedule with 20% vesting annually.

Employment and Severance Agreements

The Company currently has employment agreements with each of its named executive officers other than Natalia Delgado, with whom it has a change of control agreement.

Holdren senior management agreement

On January 29, 2007, Mr. Holdren’s senior management agreement was amended and restated with an effective date of January 1, 2007. The amended and restated agreement has an initial term of five years and automatically renews for additional one-year periods on an annual basis unless, at least 60 days prior to the expiration of the then-current term, we or Mr. Holdren provide notice otherwise. The agreement provides that

Mr. Holdren will report to our board of directors. Under the terms of the agreement, Mr. Holdren’s annual base salary was $1,100,000 in 2007 (increased from $800,000 previously) and will increase by $50,000 annually during the initial term. His annual performance incentive target is 100% of his base salary (increased from $850,000 previously). The board of directors determines any annual incentive actually paid to Mr. Holdren based on the achievement of performance goals they set. Mr. Holdren received a one-time grant of 250,000 restricted stock units in connection with entering into the amended and restated agreement. The restricted stock units vest ratably over five years from the date of grant and will be settled in shares of Company stock after Mr. Holdren’s employment terminates. Mr. Holdren is also eligible for periodic grants of equity at the discretion of the board of directors.

Mr. Holdren’s agreement provides that, if his employment is terminated by us without cause or if he resigns for good reason (as such terms are defined in the agreement), Mr. Holdren will be entitled to severance pay equal to one year of base salary and target bonus, payable over the 12-month period following termination, along with continuation of medical and dental benefits during such 12-month period. In addition, all outstanding equity grants shall accelerate. Mr. Holdren is also entitled to coverage under our directors’ and officers’ insurance policy for six years following his termination, subject to specified exceptions and limitations. All other Company-provided perquisites and benefits are subject to the treatment provided under the terms of the applicable plans or programs except that, if Mr. Holdren is employed for the full five-year term of his current senior management agreement and his employment is terminated subsequently, he and his spouse will be entitled to obtain medical, dental and vision benefits offered by the Company to employees, at their own expense, to age 65. Mr. Holdren is entitled to one year’s base salary and target bonus, payable over the 12-month period following his permanent disability, along with acceleration of all outstanding equity and continuation of medical benefits for six months. Mr. Holdren’s outstanding equity will accelerate so that it is 100% vested, and his family will receive six months of medical benefits if his employment is terminated due to his death. The Company has also agreed to purchase life insurance for Mr. Holdren equal to his base salary and target bonus and to pay his designated beneficiary an amount equal to the death benefit upon his death.

Mr. Holdren’s senior management agreement provides Mr. Holdren with certain change of control benefits. Pursuant to the agreement, if Mr. Holdren’s employment is terminated within the 24 months following a change of control (as defined in the agreement), either by us without cause or by Mr. Holdren with good reason, which includes not being the chief executive officer of the successor entity, all of his unvested equity awards will immediately become vested and exercisable, and he will be entitled to severance pay of three times the total of his then-current base salary and target annual bonus. In the event of such termination, he will also be entitled to a pro rata bonus for the year during which his termination occurs, 36 months of benefit continuation and, if necessary, an excise tax gross-up payment.

In order to receive severance benefits, Mr. Holdren must execute a general release in favor of us. Mr. Holdren has agreed to certain restrictive covenants that will survive for a period of two to three years following the termination of his employment pursuant to which he will not compete with the Company, solicit our clients or interfere with our relationships with our employees or customers.

Burge senior management agreement

Huron Consulting Services LLC has also entered into a senior management agreement with Mr. Burge. Mr. Burge’s agreement, which was effective November 25, 2002, had an initial one-year term and automatically renews for additional one-year periods on an annual basis unless, at least 60 days prior to the expiration of the then-current term, we or Mr. Burge provide notice that the agreement will not renew. Under the terms of the agreement, Mr. Burge receives an annual base salary of no less than $225,000 and is eligible to participate in our annual performance bonus plan. Mr. Burge is also eligible for additional bonuses in the event that our annual earnings exceed targets set by our Compensation Committee or the Chief Executive Officer, in amounts that the Compensation Committee determines to be appropriate.

Mr. Burge’s agreement provides that, if his employment is terminated by us without cause or if he resigns for good reason (as such terms are defined in the agreement), he will be entitled to severance pay equal to six months’ base salary, which amount is subject to offset for remuneration earned by Mr. Burge during the six-month period following such a termination and continuation of medical benefits for six months. Mr. Burge is also entitled to any earned but unpaid bonus for the calendar year immediately preceding the termination. In order to receive such severance payments, Mr. Burge must execute a general release in favor of us. Mr. Burge or his estate is entitled to severance pay of three months’ base salary payable over the three-month period following his death or disability, along with continuation of medical benefits. Mr. Burge has also agreed to certain restrictive covenants that will survive for one year following termination of his employment pursuant to which, among other things, he will not interfere with our relationships with our employees or customers.

In September 2004, we adopted an amendment to Mr. Burge’s senior management agreement that provides Mr. Burge with certain change of control benefits. Pursuant to the amendment, if Mr. Burge’s employment is terminated within 24 months following a change of control, either by us without cause or by Mr. Burge for good reason (as provided in the agreement), all of his unvested equity awards that were granted prior to such change of control will immediately become vested and exercisable, and he will be entitled to severance pay equal to the total of one year of his then-current base salary and his then-current target annual bonus. In the event of such a termination, he will also be entitled to a pro rata bonus for the year during which his termination occurs and 12 months of medical benefit continuation. In certain situations, these benefits may be reduced to limit Mr. Burge’s excise tax burden.

Broadhurst senior management agreement

Huron Consulting Services LLC has also entered into a senior management agreement with Mr. Broadhurst. Mr. Broadhurst’s agreement, which was effective May 15, 2002, had an initial three-year term and automatically renews for additional one-year periods on an annual basis unless, at least 60 days prior to the expiration of the then-current term, we or Mr. Broadhurst provide notice that the agreement shall not renew. Under the terms of the agreement, Mr. Broadhurst receives an annual base salary of no less than $485,000 and initially had an annual target bonus of $260,000. The remaining amount of the annual bonus to be received by Mr. Broadhurst will be based on the achievement of performance goals set by the Chief Executive Officer. Mr. Broadhurst is also eligible for additional bonuses in the event that our annual earnings exceed targets set by our Compensation Committee or the Chief Executive Officer, in amounts that the Compensation Committee determines to be appropriate.

Mr. Broadhurst’s agreement provides that, if his employment is terminated by us without cause or if he resigns for good reason (as such terms are defined in the agreement), he will be entitled to severance pay equal to six months’ base salary and medical benefits, which amount is subject to offset for remuneration earned by Mr. Broadhurst during the six-month period following such a termination. In order to receive such severance payments, Mr. Broadhurst must execute a general release in favor of us. Mr. Broadhurst or his estate is entitled to severance pay of three months’ base salary payable over the three-month period following his death or disability, along with continuation of medical benefits. Mr. Broadhurst has also agreed to certain restrictive covenants that will survive for one year following the termination of his employment pursuant to which, among other things, he will not solicit our clients or interfere with our relationships with our employees or customers.

In September 2004, we adopted an amendment to Mr. Broadhurst’s senior management agreement that provides Mr. Broadhurst with certain change of control benefits. Pursuant to the amendment, if Mr. Broadhurst’s employment is terminated within 24 months following a change of control, either by us without cause or by Mr. Broadhurst for good reason (as provided in the agreement), all of his unvested equity awards that were granted prior to such change of control will immediately become vested and exercisable, and he will be entitled to severance pay equal to the total of one year of his then-current base salary and his then-current target annual bonus. In the event of such a termination, he will also be entitled to a pro rata bonus for the year during which his termination occurs and 12 months of medical benefit continuation. In certain situations, these benefits may be reduced to limit Mr. Broadhurst’s excise tax burden.

Sawall senior management agreement

Huron Consulting Services LLC has also entered into a senior management agreement with Ms. Sawall. Ms. Sawall’s agreement, which was effective May 1, 2002, had an initial one-year term and automatically renews for additional one-year periods on an annual basis unless, at least 60 days prior to the expiration of the then-current term, we or Ms. Sawall provide notice that the agreement will not renew. Under the terms of the agreement, Ms. Sawall receives an annual base salary of no less than $225,000 and is eligible to participate in our annual performance bonus plan. Ms. Sawall is also eligible for additional bonuses in the event that our annual earnings exceed targets set by our Compensation Committee or the Chief Executive Officer, in amounts that the Compensation Committee determines to be appropriate.

Ms. Sawall’s agreement provides that, if her employment is terminated by us without cause or if she resigns for good reason (as such terms are defined in the agreement), she will be entitled to severance pay equal to six months’ base salary and medical benefits, which amount is subject to offset for remuneration earned by Ms. Sawall during the six-month period following such a termination. In order to receive such severance payments, Ms. Sawall must execute a general release in favor of us. Ms. Sawall or her estate is entitled to severance pay of three months’ base salary payable over the three-month period following her death or disability, along with continuation of medical benefits. Ms. Sawall has also agreed to certain restrictive covenants that will survive for one year following termination of her employment pursuant to which, among other things, she will not interfere with our relationships with our employees or customers.

In September 2004, we adopted an amendment to Ms. Sawall’s senior management agreement that provides Ms. Sawall with certain change of control benefits. Pursuant to the amendment, if Ms. Sawall’s employment is terminated within 24 months following a change of control, either by us without cause or by Ms. Sawall for good reason (as provided in the agreement), all of her unvested equity awards that were granted prior to such change of control will immediately become vested and exercisable, and she will be entitled to severance pay equal to the total of one year of her then-current base salary and her then-current target annual bonus. In the event of such a termination, she will also be entitled to a pro rata bonus for the year during which her termination occurs and 12 months of medical benefit continuation. In certain situations, these benefits may be reduced to limit Ms. Sawall’s excise tax burden.

Delgado change of control agreement

Huron Consulting Services LLC has entered into a change of control agreement with Ms. Delgado. Ms. Delgado’s agreement, which was effective November 2, 2004, provides Ms. Delgado with certain change of control benefits. Pursuant to the agreement, if Ms. Delgado’s employment is terminated within 24 months following a change of control, either by us without cause or by Ms. Delgado for good reason (as provided in the agreement), all of her unvested equity awards that were granted prior to such change of control will immediately become vested and exercisable, and she will be entitled to severance pay equal to the total of one year of her then-current base salary and her then-current target annual bonus. In the event of such a termination, she will also be entitled to a pro rata bonus for the year during which her termination occurs and 12 months of medical benefit continuation. In certain situations, these benefits may be reduced to limit Ms. Delgado’s excise tax burden.

2007 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning outstanding stock and option awards as of December 31, 2007 for each named executive officer. Market value is based on the closing price of Huron stock of $80.63 on December 31, 2007.

	Option Awards				Stock Awards
Name	Securities Underlying Unexercised Options (#) Exercisable	Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Shares of Stock That Have Not Vested (#)(2)	Market Value of Shares That Have Not Vested ($)
Gary E. Holdren	32,609	—	0.58	5/23/2013	39,675	3,198,995
	21,740	10,870	1.96	3/17/2014	19,650	1,584,380
					56,250	4,535,438
					250,000	20,157,500
					47,000	3,789,610

Gary L. Burge	19,565	—	0.02	12/30/2012	2,725	219,717
	2,174	—	0.58	5/23/2013	7,050	568,442
	4,891	1,631	1.96	3/17/2014	22,500	1,814,175
					25,000	2,015,750

Daniel P. Broadhurst	16,303	—	0.02	8/22/2012	2,725	219,717
	4,891	—	0.58	5/23/2013	5,100	411,213
	1,630	544	1.96	3/17/2014	15,000	1,209,450
					25,000	2,015,750

Mary M. Sawall	—	1,631	1.96	3/17/2014	1,625	131,024
					5,100	411,213
					11,250	907,088
					15,000	1,209,450

Natalia Delgado	—	3,275	15.50	10/12/2014	2,175	175,370
					5,100	411,213
					7,500	604,725
					10,000	806,300

(1)	All unvested options expiring on March 17, 2014 will have vested on March 17, 2008.

(2)	Generally, restricted stock vests over four years, 25% annually. Mr. Holdren’s 250,000 restricted stock units vest over five years, 20% annually.

2007 Option Exercises and Stock Vested

The following table sets forth certain information concerning stock option exercises and restricted stock vesting during 2007 for each named executive officer.

Name	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Gary E. Holdren	—	—	68,250	4,954,295
Gary L. Burge	—	—	13,750	940,784
Daniel P. Broadhurst	—	—	10,275	707,988
Mary M. Sawall	17,337	1,121,614	7,925	531,366
Natalia Delgado	9,825	528,356	7,225	482,783

(1)	The value realized equals the difference between the option exercise price and the fair market value of Huron stock on the date of exercise, multiplied by the number of shares exercised. Fair market value is measured as the closing price of Huron stock on the date of exercise.

(2)	The value realized equals the market value of Huron stock measured as the closing price of the stock on the vesting date multiplied by the number of shares received on vesting.

2007 Nonqualified Deferred Compensation

The following table shows deferred compensation activity for the named executive officers in 2007. The executive contributions in 2007, which are also reflected in the aggregate balance as of December 31, 2007, were included in the 2007 Summary Compensation Table in each executive’s salary and bonus. Aggregate earnings are also included in the “All Other Compensation” column of the Summary Compensation Table.

Name	Executive Contributions in 2007 ($)	Company Contributions in 2007 ($)	Aggregate Earnings in 2007 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of 12/31/2007 ($)
Gary E. Holdren	318,125	—	18,466	—	375,587
Gary L. Burge	125,688	—	(3,290)	—	135,003
Daniel P. Broadhurst	—	—	—	—	—
Mary M. Sawall	—	—	—	—	—
Natalia Delgado	—	—	—	—	—

The Company maintains the DCP, which became effective July 1, 2006. The DCP permits managing directors and executive officers to elect to defer up to 75% of their base salary and 100% of their annual cash incentive into a deferred compensation account and to choose from a number of generally available investment vehicles. Earnings are credited based on earnings of the investment options selected by the participant. Huron does not match any amounts deferred or otherwise contribute to the DCP except to make restoration payments to the accounts of participants who forego 401k match as a result of participation in the DCP. Deferral elections for base salary and any guaranteed bonus must be made in the calendar year prior to earning such base salary or within 30 days of becoming eligible for the plan. Deferral elections for the annual cash incentive must be made six months prior to the end of the applicable performance period. Independent directors may also defer up to 100% of their retainer and meeting fees into the DCP.

Payments from the plan automatically begin upon termination of employment or separation from service as a director. Key employees, including executive officers, must wait six months after termination to receive payment from the plan. Participants may elect payment in a lump sum or annual installments for up to 15 years. Upon proof of financial hardship and approval from the Compensation Committee, a participant may be allowed an early distribution. Participants may also elect to receive payments prior to termination through a scheduled distribution.

Potential Payments upon Termination or Change of Control

The following table and summary set forth potential payments we would be required to make to our named executive officers upon termination of employment or change of control. The table assumes termination of employment on December 31, 2007 and uses a share price of $80.63, the closing price of our stock on December 31, 2007.

Name	Benefit	Termination Without Cause or Resignation for Good Reason ($)	Permanent Disability ($)	Death ($)	Termination Following Change of Control ($)
Gary E. Holdren	Salary	1,100,000	1,100,000	(1)	3,300,000
	Bonus	1,100,000	1,100,000	(1)	3,300,000
	Pro rata Bonus	—	—	—	1,100,000
	Equity Acceleration	34,121,120	34,121,120	34,121,120	34,121,120
	Benefits Continuation	9,888	4,631	4,631	46,658
	280G Gross-Up	—	—	—	7,594,919
	Total Value	36,331,008	36,325,750	34,125,750	49,462,697

Gary L. Burge	Salary	200,000	100,000	100,000	400,000
	Bonus	—	—	—	400,000
	Pro rata Bonus	—	—	—	400,000
	Equity Acceleration	—	—	—	4,746,402
	Benefits Continuation	4,631	2,315	2,315	14,663
	Cutback	—	—	—	-1,265,366
	Total Value	204,631	102,315	102,315	4,695,699

Daniel P. Broadhurst	Salary	300,000	150,000	150,000	600,000
	Bonus	—	—	—	600,000
	Pro rata Bonus	—	—	—	600,000
	Equity Acceleration	—	—	—	3,898,929
	Benefits Continuation	4,631	2,315	2,315	14,663
	Cutback	—	—	—	-915,119
	Total Value	304,631	152,315	152,315	4,798,473

Mary M. Sawall	Salary	162,500	81,250	81,250	325,000
	Bonus	—	—	—	325,000
	Pro rata Bonus	—	—	—	325,000
	Equity Acceleration	—	—	—	2,787,093
	Benefits Continuation	4,631	2,315	2,315	14,663
	Cutback	—	—	—	-412,946
	Total Value	167,131	83,565	83,565	3,363,810

Natalia Delgado	Salary	—	—	—	325,000
	Bonus	—	—	—	325,000
	Pro rata Bonus	—	—	—	325,000
	Equity Acceleration	—	—	—	2,210,909
	Benefits Continuation	—	—	—	14,663
	Cutback	—	—	—	-522,798
	Total Value	—	—	—	2,677,774

(1)	The Company has agreed to purchase a life insurance policy pursuant to Mr. Holdren’s senior management agreement equal to one time his base and target bonus that would be paid out to his designated beneficiary in the event of his death.

Termination Without Cause or Resignation for Good Reason

If any of our executives with a senior management agreement is terminated by us without cause or resigns for good reason, as defined in his or her senior management agreement, upon executing a general release and waiver, the Company is obligated to pay severance and continuation of benefits in varying amounts. Except for Mr. Holdren’s senior management agreement, the senior management agreements do not provide for acceleration of equity in the event of termination without cause or resignation for good reason. Severance is payable over the severance term in accordance with Company payroll practices.

The following severance is payable to each of our named executive officers upon termination without cause or resignation for good reason, except in the case of a change of control:

Gary E. Holdren	Twelve months of base salary and his then-current target bonus payable over 12 months, 12 months’ continuation of medical and dental insurance coverage, and acceleration of all outstanding equity.

Gary L. Burge	Six months’ salary as severance payable in accordance with normal payroll practices and six months’ continuation of medical insurance. Any earned but unpaid bonus for the calendar year immediately preceding the termination.

Daniel P. Broadhurst	Six months’ salary as severance payable in accordance with normal payroll practices and six months’ continuation of medical insurance.

Mary M. Sawall	Six months’ salary as severance payable in accordance with Company payroll practices and six months’ continuation of medical insurance.

Natalia Delgado	NA

Termination of Employment Due to Death or Disability

If any of our executives with a senior management agreement, except for Mr. Holdren, dies or becomes disabled, his or her estate is entitled to receive three months’ salary as severance and continuation of medical insurance for three months. In the event of his permanent disability, Mr. Holdren is entitled to receive one year’s salary and bonus and acceleration of all outstanding equity as severance, as well as continuation of medical insurance for six months. In the event of his death, Mr. Holdren’s estate is entitled to receive acceleration of all outstanding equity, and his dependents will receive continuation of medical insurance for six months. In addition, the Company has also agreed to purchase life insurance for Mr. Holdren equal to his base salary and target bonus and to pay his designated beneficiary an amount equal to the death benefit if he dies while employed. The senior management agreements of the other executive officers do not provide for acceleration of equity in the event of death or disability.

Termination Following Change of Control

The Company provides each of our executive officers with change of control severance benefits if their employment is terminated without cause following a change of control or if the executive resigns in the two-year period following a change of control for good reason as defined in the agreement. The executive will receive:

1.	A lump sum payment equal to one time (three times for Mr. Holdren) the executive’s base salary and target bonus in the year of termination;

2.	A lump sum payment of the pro rata bonus, calculated based on the target bonus in the year of termination through the date of termination;

3.	One year’s (three years for Mr. Holdren) continuation of medical benefits; and

4.	Acceleration of all outstanding equity grants that were granted prior to the change of control (acceleration of all outstanding equity grants that were granted at any time in the case of Mr. Holdren).

In addition, Mr. Holdren will receive a gross-up payment in an amount such that, after payment of any excise tax charged to him as a result of the change of control payments, he retains an amount of the gross-up payment equal to the excise tax, including any interest and penalties imposed. Messrs. Burge and Broadhurst and Mses. Delgado and Sawall are subject to a cutback in benefits to eliminate any excise tax.

A change of control occurs if:

•	any person becomes a beneficial owner of 40% or more of the Company’s outstanding securities;

•

there is a consummation of a merger or consolidation with any person unless (a) the voting securities of the Company outstanding immediately prior to the transaction continue to represent 60% of the combined voting power of the securities; (b) the merger is a recapitalization in which no person other than existing security holders becomes a beneficial owner representing 40% or more of the outstanding securities; (c) the merger does not represent a sale of all or substantially all of the assets;

•	the stockholders approve a plan of complete liquidation or dissolution; or

•

there is a disposition or sale of the Company’s assets other than a sale or disposition in which at least 60% of the voting power is retained in substantially the same proportion as immediately prior to the sale.

Restrictive Covenants on Termination

No severance or benefits are paid if an executive is terminated for cause or resigns other than for good reason as defined in the executive’s senior management agreement. Executives are subject to a confidentiality and non-disclosure covenant and, except for Mr. Holdren, for a period of 12 to 18 months following termination of employment for any reason, may not directly or indirectly solicit, induce or encourage any employee of the Company or any client of the Company to leave, alter or cease his or her relationship with it. In addition, Mr. Broadhurst may not, for a period of 12 months following his termination for any reason, provide services that are the same as or similar to those offered by the Company to any client of the Company whom he obtained as a client for the Company, to whom he provided services within the 12 months preceding termination of employment, or to whom he submitted a proposal during the six months prior to termination of employment.

Mr. Holdren may not provide services that are the same as or similar to those offered by the Company at the time of his termination to any client of the Company for a period of 24 months after his employment terminates for any reason. Additionally, for 36 months following termination of his employment for any reason, Mr. Holdren may not directly or indirectly solicit, induce or encourage any employee of the Company to leave, alter, or cease his or her relationship with it. For 24 months following termination of his employment for any reason, Mr. Holdren may not directly or indirectly solicit, induce or encourage any client of the Company to leave, alter, or cease his or her relationship with it.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the information contained under the caption “Compensation Discussion and Analysis” and, based on this review and discussion, has recommended to the board of directors that it be included in this proxy statement.

John S. Moody, Chairman

DuBose Ausley

H. Eugene Lockhart

John McCartney

Compensation Committee Interlocks and Insider Participation

During fiscal 2007, there were no Compensation Committee interlocks and no insider participation in Compensation Committee decisions that were required to be reported under the rules and regulations of the 1934 Act.

Certain Relationships and Related Transactions

It is the responsibility of the Audit Committee to review and approve, ratify or disapprove of proposed transactions or courses of dealings with respect to which executive officers or directors or members of their immediate families have an interest (including all transactions required to be disclosed pursuant to the SEC’s related person disclosure requirements). In addition, it is the policy of management and board members to discuss at a meeting of the board of directors, or the appropriate board committee, those transactions requiring disclosure pursuant to the SEC’s related person disclosure requirements between Huron and a board member or a principal stockholder and members of their immediate families.

In addition, Huron has a Code of Business Conduct and Ethics (the “Code”), a copy of which is posted on our web page at www.huronconsultinggroup.com, that applies to directors and employees and their family members. The Code, among other things, has a policy governing conflicts of interest generally and, in particular, prohibiting ownership of interests in certain other businesses, entering into co-investments with clients or relationships that may be perceived as impairing the ability of the individual or Huron from performing his or its duties, as the case may be, in an impartial manner, and use of corporate property for improper personal gain. Any exceptions require disclosure and approval by the Chief Compliance Officer and, in the case of officers and directors, by the Audit Committee of the board of directors. The Code also prohibits Huron from making any personal loans or guaranteeing any personal obligations of board members and executive officers.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF AUDITOR

PricewaterhouseCoopers LLP, which has been the independent auditor for the Company since its inception, has been appointed by the Audit Committee as auditor for the Company and its subsidiaries for the fiscal year ending December 31, 2008. This appointment is being presented to the stockholders for ratification. The ratification of the appointment of the independent auditor requires the affirmative vote of the holders of a majority of the total shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting, provided that a quorum of at least one-third of the outstanding shares are represented at the meeting. Abstentions will have the same effect as a vote against ratification. Broker non-votes will not be considered shares entitled to vote with respect to ratification of the appointment and will not be counted as votes for or against the ratification. Proxies submitted pursuant to this solicitation will be voted “FOR” the ratification of PricewaterhouseCoopers LLP as the Company’s auditor for the fiscal year ending December 31, 2008, unless specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S AUDITOR FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2007 and December 31, 2006, and fees for other services rendered by PricewaterhouseCoopers LLP during those periods:

	2007	2006
	(in thousands)
Audit Fees	$545	$885
Audit-Related Fees	597	352
Tax Fees	351	287
All Other Fees	4	3

Total	$1,497	$1,527

Audit Fees—all services, including tax services and accounting consultation, necessary to perform an audit of the consolidated financial statements of Huron; services in connection with statutory and regulatory filings or engagements; comfort letters; statutory audits; attest services; and consents and assistance with and review of documents filed with the SEC, including documents relating to our IPO and secondary offering.

Audit-Related Fees—due diligence related to mergers and acquisitions; accounting consultations and audits in connection with acquisitions; internal control reviews; attest services that are not required by statute or regulations; and consultation concerning financial accounting and reporting standards.

Tax Fees—tax compliance (preparation of original and amended tax returns, claims for refund and tax payment-planning services); tax planning; and other tax advice (assistance with tax audits and appeals, tax advice related to mergers and acquisitions, employee benefit plans and requests for rulings or technical advice from taxing authorities).

All Other Fees—any other work that is not Audit, Audit-Related or a Tax Service.

The Audit Committee considers whether the provision of these services is compatible with maintaining the auditor’s independence and has determined such services for fiscal 2007 and 2006 were compatible.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditor.

The Audit Committee, on a periodic basis, determines certain services that have the general pre-approval of the committee. The Audit Committee must separately pre-approve any services not receiving such general pre-approval. Requests for such approval must be submitted by both the auditor and the Chief Financial Officer and must include a joint statement as to whether, in their view, the request is consistent with the SEC’s rules on auditor independence. No services are undertaken that are not pre-approved. The Audit Committee will establish pre-approved fee levels for all services to be provided by the auditor. On a periodic basis, the Chief Financial Officer and the auditor report to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts.

Report of the Audit Committee

The primary purpose of the Audit Committee is to assist the board of directors in its general oversight of the Company’s financial reporting process. The Audit Committee conducted its oversight activities for Huron Consulting Group Inc. and subsidiaries (“Huron”) in accordance with the duties and responsibilities outlined in the Audit Committee charter.

Huron’s management is responsible for the preparation, consistency, integrity and fair presentation of the financial statements, accounting and financial reporting principles, systems of internal control and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Huron’s independent auditors, PricewaterhouseCoopers LLP, are responsible for performing an independent audit of the financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.

The Audit Committee, with the assistance and support of the Huron finance department and management of Huron, has fulfilled its objectives, duties and responsibilities as stipulated in the Audit Committee charter and has provided adequate and appropriate independent oversight and monitoring of Huron’s systems of internal control for the fiscal year ended December 31, 2007.

These activities included, but were not limited to, the following during the fiscal year ended December 31, 2007:

•

Reviewed and discussed with management and the independent auditors the audited financial statements, the quarterly financial statements, and the quarterly and annual earnings press releases for the year ended December 31, 2007. Management has the primary responsibility for such financial statements and press releases.

•	Discussed with the independent auditors the matters requiring discussion by Statement on Auditing Standards No. 61 “Communication with Audit Committees.”

•

Received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees” and discussed with the independent auditors their independence.

In reliance on the committee’s review and discussions of the matters referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in Huron’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the Securities and Exchange Commission.

John McCartney, Chairman

DuBose Ausley

James D. Edwards

SUBMISSION OF STOCKHOLDER PROPOSALS

In order to be included in the Company’s Proxy Statement relating to its next annual meeting, stockholder proposals must be received by the Company no later than November 18, 2008 by the Corporate Secretary at the Company’s principal executive offices. Pursuant to the Company’s Bylaws, stockholders who intend to present an item for business at the next annual meeting (other than a proposal submitted for inclusion in the Company’s proxy materials) must provide notice to the Corporate Secretary no earlier than January 7, 2009 and no later than February 6, 2009. Stockholder proposals must set forth (1) a brief description of the business desired to be brought before the annual meeting and the reason for conducting such business at the annual meeting, (2) the name and address of the stockholder proposing such business, (3) the number of shares of common stock beneficially owned by such stockholder and (4) any material interest of such stockholder in such business. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the 1934 Act.

OTHER MATTERS

Management does not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders, and it does not know of any business that persons, other than the management, intend to present at the meeting. Should any other matters requiring a vote of the stockholders arise, the proxies in the enclosed form confer discretionary authority on the board of directors to vote on any other matter proposed by stockholders in accordance with their best judgment. Votes against proposals or abstentions from voting on proposals will not be used to adjourn or postpone the Annual Meeting of Stockholders.

The Company will bear the cost of soliciting proxies. To the extent necessary, proxies may be solicited by directors, officers and employees of the Company in person, by telephone or through other forms of communication, but such persons will not receive any additional compensation for such solicitation. The Company will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company’s shares. The Company will supply banks, brokers, dealers, and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such materials by mail to each beneficial owner of shares of the common stock that they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing.

By Order of the Board of Directors

Natalia Delgado, Corporate Secretary

Chicago, Illinois

March 24, 2008

Huron Consulting Group Inc.

000004		000000000.000000 ext 000000000.000000 ext
MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6		000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext
Electronic Voting Instructions You can vote by Internet! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose the

voting method outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet must be

received by 1:00 a.m., Central Time, on May 7, 2008.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/HURN. • Follow the steps outlined on the secured website.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	For	Withhold		For	Withhold	+
01 - H. Eugene Lockhart	☐	☐	02 - George E. Massaro	☐	☐

	For	Against	Abstain
2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s auditors for the fiscal year ending December 31, 2008.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	C 1234567890 J N T 2 1 A V 0 1 6 8 9 9 2	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+

<STOCK#>                         00UXEC

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

Proxy — Huron Consulting Group Inc.

Notice of 2008 Annual Meeting of Stockholders

Six Concourse Parkway

Suite 2050

Atlanta, Georgia 30328

Proxy Solicited by Board of Directors for Annual Meeting — May 7, 2008

Gary E. Holdren and Natalia Delgado, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Huron Consulting Group Inc. to be held on Wednesday, May 7, 2008 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees listed in Proposal 1 and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)